Exhibit 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

TRANSITION SERVICES AGREEMENT

by and between

INTERNATIONAL BUSINESS MACHINES CORPORATION

and

KYNDRYL, INC.

November 2, 2021

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9.2	Termination for Breach	10
9.3	Survival	10
9.4	Termination upon Expiration	10

Article X	Compliance with Law	10

Article XI	Data Processing	10

Article XII	General	11

12.1	Trademarks	11
12.2	Confidential Information	11
12.3	Dispute Resolution	11
12.4	No Third Party Beneficiaries, Statute of Limitations	11
12.5	Assignment	11
12.6	Independent Contractors	12
12.7	No Agency	12
12.8	Waivers	12
12.9	Approvals	12
12.10	Third Parties	12
12.11	Force Majeure	12
12.12	Cooperation	12
12.13	[Intentionally Left Blank]	12
12.14	Governing Law	12
12.15	Binding Arbitration	13
12.16	Notices	14
12.17	Counterparts	15
12.18	Entire Agreement	15

ii

Exhibits

Exhibit 1 – Excluded Services

Exhibit 2 – Data Processing Addendum Exhibit

Exhibit 3 – Form of Local Agreement – Local Settlement

Exhibit 4 – Form of Local Agreement - Global Settlement

Schedules

Schedule 1 – Initial List of TSA Documents

iii

TRANSITION SERVICES AGREEMENT (this “TSA”), effective as of November 3, 2021 (the “Effective Date”), by and between International Business Machines Corporation, a New York corporation (“IBM” or “Seller”), and Kyndryl, Inc., a Delaware corporation (“Buyer”) (each a Party and, collectively, the “Parties”).

R E C I T A L S

WHEREAS, the board of directors of IBM have determined that it is in the best interests of IBM and its stockholders to create a new publicly traded company to operate the SpinCo Business (as defined in the Separation Agreement);

WHEREAS, in furtherance of the foregoing, Seller and Buyer have entered into a Separation and Distribution Agreement, dated as of November 2, 2021 (the “Separation Agreement”); and

WHEREAS, Seller and Buyer contemplate that Seller and its Affiliates shall provide certain transition services to Buyer and its Affiliates.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

Article I         Definitions

1.1           Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Article 1 of the Separation Agreement.

Article II           Services and Deliverables

2.1           Service Descriptions. Seller and its Affiliates will provide to Buyer and its Affiliates such services (the “Services”) and materials (the “Deliverables”) as are described in the service descriptions (each, a “Service Description Attachment” or “SDA”), which are attachments to this TSA that describe the Services and Deliverables to be provided. The Services and Deliverables will be provided and accepted in accordance with the terms and conditions set forth herein and in the applicable SDA. The Services do not include any of the items set forth on Exhibit 1, Excluded Services, to this TSA.

2.2           Copyrights. Unless specified otherwise in an SDA, Seller will own the copyright in any Deliverables created as part of the Services and Seller will grant to Buyer a nonexclusive, worldwide, paid-up license to use, execute, reproduce, and display copies of the Deliverables. Buyer agrees to reproduce the copyright notice and any other legend of ownership on any copies of Deliverables. Seller will deliver the Deliverables, if any, as set forth in the applicable SDA.

2.3           TSA Documents. Additional terms, as applicable, may be included within documents called “TSA Documents.” TSA Documents are incorporated into this TSA by reference (an initial list of TSA Documents is attached as Schedule 1 to this TSA). For the purposes of this TSA, each SDA, change authorization, addendum and amendment, will function as a TSA Document, provided such SDA, change authorization, addendum or amendment is fully executed by the Parties. In order to be effective, a TSA Document must be approved and executed by both Parties. Notwithstanding the foregoing, any SDA, change authorization, addendum or amendment listed on Schedule 1 to this TSA on the Effective Date shall be deemed to be executed concurrently with the execution of this TSA. If there is a conflict among the terms of this TSA and any TSA Document, the terms of such TSA Document prevail over those of this TSA.

2.4           Standard of Performance. All Services shall be provided on a basis consistent in all material respects with Seller’s practice and service commitments immediately prior to the Effective Date except as set forth in an SDA or, if not heretofore provided by Seller, shall be provided in a commercially reasonable manner and on a timely basis. Seller shall perform the Services with at least the same level of skill, quality, care, timeliness, and cost-effectiveness as performed by Seller immediately prior to the Effective Date. Except as may be set forth herein or in a SDA, Seller and Buyer shall agree on any substantial changes in the Services prior to implementation of such changes.

2.5            Materials and Access. Buyer shall make available on a timely basis to Seller and any applicable service providers, and hereby grants a non-exclusive, worldwide, royalty-free license with respect thereto, such information and materials required by Seller to enable Seller or such service provider, as applicable, to provide the Services. Buyer shall provide Seller, or its applicable service provider, reasonable access to the premises of Buyer (including the systems, software and networks located therein), to the extent necessary to permit Seller to provide the Services.

2.6           Control Environment. The Parties will define the control environment related to the Services. Seller will perform the Services in accordance with Seller’s policies and procedures, except as specifically required otherwise herein or as modified in an SDA. If required by Buyer, the Parties will develop reasonable and mutually agreed upon procedures to test the processes used by Seller to perform the Services by Seller on behalf of Buyer, in order to support Buyer’s audit and Sarbanes-Oxley management assertion requirements. These agreed upon procedures shall be performed by Buyer’s third party designated accounting firm, at Buyer’s sole cost and expense, and a report shall be delivered to both Parties on a timeline that is reasonable and acceptable to both Parties.

2.7           Local Agreements. Where it is determined by Seller that an Affiliate of Seller is required to invoice Buyer or one of its Affiliates for fees for the Services and associated Indirect Taxes, the Parties shall enter into one or more Local Agreement(s), forms of which are attached hereto as Exhibit 3 (Local Settlement) and Exhibit 4 (Global Settlement), which will incorporate by reference this TSA and any relevant TSA Document without modification. Buyer or its Affiliate shall make payments according to the terms of the applicable Local Agreement(s).

Article III            Migration and Migration Support

3.1           Mitigate Dependency. Buyer shall use commercially reasonable efforts to reduce or eliminate Buyer’s and its Affiliates’ dependency on the Services and Seller agrees to use commercially reasonable efforts to support and assist the Buyer in that migration process including, to the extent set forth in an SDA, assisting Buyer in developing of cloned systems, processes, or service environments to assist Buyer to migrate to other service providers.

3.2           Migration Plan. The Parties will jointly develop a proposed migration plan for the Services (the “Migration Plan”). Unless otherwise mutually agreed, the Migration Plan will include: (a) a draft schedule of migration steps (which shall include data, skill and knowledge transfer to Buyer), (b) the timing of completion for each migration step, and (c) the responsibilities of Seller and Buyer and any third-party service provider, with the objective of completing the separation within the term of this TSA. Each Party will bear its own costs in connection with the creation of the Migration Plan. The Parties recognize that the Migration Plan will serve only as guidance on the Parties’ migration efforts and will not commit either Party to specific migration activities.

3.3           Implementing Migration Plan. Each Party will perform the migration steps for which it is responsible and pursuant to the schedule mutually agreed to under the Migration Plan and Seller will provide Buyer with commercially reasonable assistance in the implementation of the Migration Plan and will use commercially reasonable efforts to cooperate with Buyer’s reasonable requests as they relate thereto. Buyer will bear (and will reimburse Seller for) the costs of such cooperation and assistance by Seller, unless otherwise agreed in writing in the Migration Plan.

Article IV      Interruption of Services

4.1           Suspension of Services. Seller may suspend, revoke or limit Buyer’s use of a Service if Seller determines that Buyer has breached any of its material obligations under this TSA or any TSA Document or that Buyer’s actions or failures to act have caused or will cause, in Seller’s reasonable judgment, a security breach or violation of any Law; provided that such breach or such actions or failures to act that have caused or will cause a breach are not successfully remedied within sixty (60) days from notice of such breach or violation. If the cause of the suspension, revocation, or limitation can reasonably be remedied, Seller will provide notice of the actions Buyer must take to reinstate the Service. If Buyer fails to take such actions within sixty (60) days, Seller may terminate the Service.

4.2           Scheduled Maintenance. Scheduled maintenance for applicable Services will be agreed upon and set forth in the applicable SDA. In the event of emergency maintenance or other unplanned disruption that impacts the Services, Seller will notify Buyer as soon as reasonably practicable. Seller may suspend Services for any scheduled maintenance set forth in the applicable SDA or emergency maintenance.

4.3           Interruption. In the event of any interruption of Service allowed under Sections 4.1 or 4.2, Seller’s obligations for the affected Service, and Buyer’s obligation to pay for the affected Service, are postponed for the time the performance is suspended or delayed due to such interruption.

Article V      Personnel; Project Managers; Joint Steering Committee

5.1           Subcontractors. Upon Buyer’s prior written consent on a Service-by-Service basis (not to be unreasonably withheld, conditioned or delayed), and only for Services that Seller intends to be materially outsourced, to the extent consistent with Seller’s practices during the 180 days immediately prior to its entry into the Separation Agreement, Seller may engage subcontractors to provide or assist in providing the Services; provided, however, that Seller remains responsible for the fulfillment of all of its obligations under this TSA and for the performance of the Services.

5.2           Access and Use of Facilities. Seller will ensure that all personnel of Seller, its Affiliates and any subcontractors having access to Buyer’s or its Affiliates’ premises in connection with the performance or delivery of a Service will comply with all reasonable applicable security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines, policies, standards and similar requirements) of Buyer and its Affiliates, which guidelines shall have been communicated in writing and in advance by Buyer to Seller.

5.3           Personnel. Buyer and Seller:

(a)           are independent contractors and this TSA does not create an agency, partnership or joint venture relationship between Buyer and Seller or Seller personnel.  Neither Party assumes any liability or responsibility for the other Party’s personnel;

(b)           agree to provide, to the extent necessary and required by applicable law, (i) confirmation that their respective personnel have requisite work authorizations, and (ii) for export evaluation purposes, confirm country of origin;

(c)           agree that each Party has the right to refuse to accept the other Party’s personnel made available to perform Services hereunder and may request the removal of the other Party’s personnel from assignment under this TSA for any lawful reason in such Party’s sole and reasonable discretion;

(d)           will ensure that their respective personnel assigned to work hereunder will not use the other Party’s confidential information that such Party may be exposed to or have access to while working pursuant to this TSA and will not share such information or disclose it by publication or otherwise to any other person during the term of this TSA and for a period of three (3) years thereafter, except as required by law;

(e)           shall instruct their personnel that employment related issues should be brought forward to their respective companies;

(f)            shall remain responsible for the day to day supervision, control, terms and conditions, hiring, verification of eligibility to work, discipline, performance management, termination, counseling, scheduling, compensation, benefits and other activities, withholdings, health and safety of their respect personnel, and shall ensure their respective personnel do not seek to obtain the same from the other Party. To avoid any confusion, Buyer remains the employer of Buyer personnel and Seller remains the employer of Seller personnel at all times. Further, this TSA does not create an employment relationship between Buyer, Seller and their respective personnel; and

(g)           are responsible for the actions and inactions of their respective personnel, including compliance with the requirements of this TSA.

5.4           Project Managers. Each Party will designate a person called its “Project Manager” who will be the focal point for communications relative to this TSA and will have the authority to act on behalf of such Party regarding this TSA. The responsibilities of each Party’s Project Manager include:

(a)           manage its personnel and responsibilities for this TSA;

(b)           serve as the interface between the other Party and all of its departments participating in this TSA;

(c)           communicate and confirm any changes with the other Party’s Project Manager;

(d)           participate in status meetings;

(e)           obtain and provide information, data, and decisions within a reasonable time after the other Party's request, unless a specific time for delivery is otherwise agreed;

(f)            help resolve issues and escalate issues within its organization, as necessary; and

(g)           review with the other Party’s Project Manager any invoice, entitlement or billing issues.

5.5           Joint Steering Committee. No later than ten (10) business days after the Distribution Date, the Parties will establish a joint steering committee (the “Joint Steering Committee”) to weekly (or such other duration as may be agreed to by the Parties:

(a)           review the status of, discuss, manage, and perform (or caused to be performed) the tasks required to provide the Services and the tasks required to migrate any Services;

(b)           review and seek agreement with respect to matters associated with employees providing the Services;

(c)            review plans to phase out or migrate any Services;

(d)           review resolution of any outstanding unresolved issues under this TSA;

(e)           review and address performance deficiencies;

(f)            review amendments, issues, Migration Plans, Service interruptions and any other issues which may arise under this TSA;

(g)           prepare and review periodic budgets for the Services;

(h)           review and seek agreement with respect to any change request or additional services proposed for an SDA or to be incorporated into this TSA;

(i)            discuss any third-party contractors for which approval is sought;

(j)            review any actual or potential non-compliance with applicable data privacy Laws as related to the Services, and if necessary, make amendments to this TSA as necessary to address such actual or potential non-compliance;

(k)           review, discuss, and seek resolution of any disputes or disagreements with respect to the foregoing; and

(l)            perform such other functions as appropriate to further the intents and purposes of this TSA. Approval of TSA Documents, Migration Plans, Service interruptions and any other issues which may arise under this TSA will be addressed by the Joint Steering Committee.

Article VI      Fees and Taxes

6.1           Fees. The fees for the Services and, if applicable, the Deliverables will be specified in the SDAs. The amounts payable for the Services will be based on one or more of the following types of fees: one-time setup, recurring, third-party licenses, time and materials, fixed price. To the extent expressly set forth in an SDA or this TSA, additional out-of-pocket fees may apply, such as travel-related expenses. The SDAs will specify payment amounts and, if applicable, the process for approving and reimbursing expenses. Invoices will reference the TSA and the applicable SDA. Seller will deliver to Buyer an invoice at the beginning of each month for Services provided to Buyer during the preceding month. Buyer agrees to pay all applicable fees that are accurate and specified by Seller on the invoice, including any applicable late payment fees. Certain fees may be billed by an Affiliate of Seller pursuant to a Local Agreement.

6.2           Payment Terms. Unless specified otherwise in an SDA or Local Agreement, amounts payable hereunder will be paid in U.S. Dollars. [***] Payments not made within the time required hereunder may be subject to late fees as set forth in the applicable invoice. Seller’s delay in providing an invoice shall not relieve Buyer of its obligation to pay the fees and/or Taxes described in the invoice. Neither Party may set-off, or attempt to set-off, any payments due to the other Party under this TSA or any TSA Documents by any amounts the first Party may owe the other under any other agreements between the Parties. If either Party disputes an amount due, such Party will pay the total amount due when payable, inclusive of any disputed amount, and the Parties will resolve such dispute in accordance with Section 12.3 (Dispute Resolution). In the event of any failure to pay any amount when due by either Party or its Affiliates under this TSA or any TSA Document (such party, the “Non-Paying Party”), the other party (the “Other Party”) (or its Affiliates) shall be entitled to suspend payment, without prior notice or demand of any kind, of up to an equivalent amount due from such Other Party or its Affiliates to the Non-Paying Party under this TSA or the TSA Documents until such time as the Non-Paying Party or its Affiliates shall have paid all amounts due to the Other Party (including any interest or late fees). Payments so suspended by the Other Party or its Affiliates shall not be subject to any interest, late fees or similar charges.

6.3           Taxes. All fees referred to in this TSA are expressed as exclusive of all applicable value added, indirect, goods and services, consumption, sales, use, revenue, excise, stamp and personal property Taxes or any similar levies, imposts, duties, charges, surcharges or contributions, in each case imposed, collected or assessed by, or payable to, a Tax authority (“Indirect Taxes”). If any Indirect Taxes are payable by Seller or an Affiliate of Seller in relation to any Services, Deliverables, goods, services or other supplies made under or in connection with this TSA or any TSA Document, including the provisioning and fulfilment of such supplies:

(a)           Seller or its applicable Affiliate will properly add the applicable Indirect Taxes to any fees payable;

(b)           Seller or its applicable Affiliate will include the applicable Indirect Taxes on its invoices to Buyer in accordance with applicable Laws, and issue an invoice or other billing documentation to Buyer that complies with applicable Tax Laws; and

(c)           Buyer or its applicable Affiliate will pay or reimburse the amounts of such Indirect Taxes to Seller or its applicable Affiliate on or before the payment date of the applicable invoice.

In the event that any Indirect Tax is assessed on the provision of any of the goods and services, the Parties shall work together to segregate the charges under this agreement into two (2) separate streams, (i) those for taxable goods and services; and (ii) those for nontaxable goods and services. In the event that local laws or regulations could require Seller to register for Indirect Taxes in overseas countries, Buyer agrees to execute local agreements with Seller’s local affiliates in the applicable overseas country where Seller makes supplies under this TSA and/or Buyer or Buyer’s affiliate receives the supplies. Buyer may designate which Buyer entity (namely, Buyer or a local Buyer affiliate) shall execute the local service agreement with the local Seller affiliate.

6.4           Reimbursement or Indemnity. If Seller or any of its Affiliates is entitled to payment of any costs or expenses by way of reimbursement or indemnity, Seller or its applicable Affiliate will add any Indirect Taxes that Seller or its applicable Affiliate is unable to recover on the aforementioned costs or expenses, to the payment due from Buyer.

6.5           Tax Exemption Certificates. To the extent that Seller and Buyer agree that no Indirect Tax is chargeable by Seller or its applicable Affiliate on any Services, Deliverables, goods, services or other supplies, the Parties will provide one another with all necessary exemption certificates as may be provided under applicable Law to evidence the non-charging of Indirect Taxes.

6.6           Withholding. In the event that any withholding or deduction for or on account of tax is required under any law or regulation of any governmental entity or authority, domestic or foreign to be made by Buyer in respect of any charge, Buyer will pay the charge to Seller net of the required withholding or deduction and shall account for the amount so deducted or withheld to the relevant tax authority. Buyer will supply to Seller evidence to the reasonable satisfaction of Seller that Buyer has accounted to the relevant tax authority for the amount withheld or deducted and will provide all such reasonable assistance as may be requested by Seller in recovering the amount withheld or deducted. In the event that a double taxation treaty applies which provides for a reduced withholding tax rate (including a complete exemption from withholding tax), Buyer shall take all reasonable steps to ensure that such reduced withholding is applied.

6.7           Tax Collection. Buyer agrees to collect and remit, and to cause its Affiliates to collect and remit, Taxes imposed, collected or assessed by, or payable to, any Tax authority in connection with this TSA or the TSA Documents or the transactions contemplated thereby, to the extent required by applicable Laws or where applicable Laws provide for Buyer or any of its Affiliates to account for Taxes on the supply if Seller is not registered for Taxes in Buyer’s country. Buyer agrees to indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents, against all liabilities, damages, losses, costs and expenses if Buyer fails to pay timely all Taxes due on Seller’s supply to Buyer in accordance with such Laws. In the event that local laws or regulations could require the Seller contracting entity to register for Indirect Taxes in any overseas jurisdiction/jurisdictions, Buyer and Seller will discuss an alternative charge construct, or appropriate next steps. For the avoidance of doubt, nothing in this clause shall be construed to imply that either Party is a general tax advisor to the other Party.

6.8           Parties’ Other Tax Obligations. Except as otherwise provided, each Party shall be responsible for any personal property Taxes on property it owns or leases, for franchise and privilege Taxes on its business and for Taxes based on its net income.

Article VII      Representations and Warranties

7.1           Seller Infrastructure. In the event Buyer, or its employees, agents, contractors, or others acting for or on behalf of Buyer, utilizes any Seller facilities, networks or Seller materials (collectively, the “Seller Infrastructure”) pursuant to any SDA, Buyer will comply with all applicable Seller policies and requirements regarding the use of such Seller Infrastructure that are disclosed to Buyer, including the execution of documents as may reasonably be requested by Seller (e.g., Computer Use and Security Measures Agreement). As used above, “networks” include those IT systems, platforms, applications, networks, and the like that Seller uses or otherwise relies upon for or in connection with its business, including those located on or accessible through Seller’s intranet (i.e., behind Seller’s firewall), the Internet, or otherwise.

7.2           Warranty. Seller warrants that it will perform the Services using reasonable care and skill, according to its current description contained in the applicable SDA. Buyer agrees to provide timely written notice of any failure to comply with this warranty so that Seller can take corrective action. Deliverables are provided AS IS without warranties of any kind.

7.3           Warranty Disclaimer. The warranty set forth in this Section is the exclusive warranty from Seller relating to the Services and replaces all other such warranties, including the implied warranties or conditions of satisfactory quality, merchantability, non-infringement, and fitness for a particular purpose. SELLER PROVIDES DELIVERABLES WITHOUT WARRANTIES OF ANY KIND. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS TSA OR ANY TSA DOCUMENT ENTERED IN CONNECTION HEREWITH SHALL MODIFY OR AMEND SELLER’S OR ITS AFFILIATES’ REPRESENTATIONS AND WARRANTIES SET FORTH IN ANY OTHER AGREEMENT BETWEEN THE PARTIES.

Article VIII      Indemnification; Limitation on Liability

8.1           Indemnification.

(a)           Buyer shall indemnify, defend and hold harmless Seller from and against any and all third party claims, losses, damages and liabilities incurred by Seller or any of its Affiliates to the extent relating to, arising out of or resulting from any Services or Deliverables provided by Seller or any of its Affiliates, except to the extent resulting from Seller’s or Affiliates’ (i) breach of this TSA or (ii) gross negligence or willful misconduct in providing the Services or Deliverables.

(b)           Seller shall indemnify, defend and hold harmless Buyer from and against any and all third party claims, losses, damages and liabilities incurred by Buyer or any of its Affiliates to the extent resulting from Seller’s or Affiliates’ (i) breach of this TSA or (ii) gross negligence or willful misconduct in providing the Services or Deliverables.

8.2           Indemnification Procedures. The provisions of Section 6.05 of the Separation Agreement shall govern claims for indemnification under this TSA, provided that, for purposes of this Section 8.2, in the event of any conflict between the provisions of Section 6.05 of the Separation Agreement and this Article 8, the provisions of this TSA shall control.

8.3           Other Indemnification Obligations Unaffected. For the avoidance of doubt, this Article 8 applies solely to the specific matters and activities covered by this TSA (and not to matters specifically covered by the Separation Agreement or the other Ancillary Agreements).

8.4           Limitation on Liability.      Seller, and Seller’s service providers’ and Affiliates’, entire liability to the other for all claims related to this TSA and the TSA Documents will not exceed the amount of any actual direct damages incurred by Buyer up to the amounts paid or payable (if recurring fees, up to 12 months’ fees apply) for the Service and/or Deliverable that is subject of the claim, regardless of the basis of the claim. Except as otherwise provided herein, no Party, and no Party’s service providers, subcontractors or Affiliates, will be liable for (a) loss of or damage to data or (b) special, incidental, exemplary, indirect, or economic consequential damages, or lost profits, business, value, revenue, impairment of goodwill, or anticipated savings. The following amounts, if a Party is legally liable for them, are not subject to the limitations in the preceding two sentences: (i) damages for bodily injury (including death); (ii) damages to real property and tangible personal property; (iii) Buyer’s obligation to make payment of undisputed fees to Seller for Services performed and/or Deliverables delivered in compliance with the terms of this TSA; (iv) damages arising from Buyer’s violation of Seller policies or requirements regarding Buyer’s use of Seller Infrastructure and (v) damages that cannot be limited under applicable Law. Without limiting the rights under Section 11.04 of the Separation Agreement, the provisions of Section 8.1 shall, to the maximum extent permitted by applicable Law, be the Parties’ and their Affiliates’ sole and exclusive remedy with respect to all claims, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under or relating to this TSA or any TSA Document.

Article IX      Term and Termination

9.1           Termination for Convenience. Buyer may terminate an SDA (in whole or in part), provided however, that any partial termination of an SDA shall require mutual agreement by Buyer and Seller.

9.2           Termination for Breach. Either Party may terminate this TSA or any TSA Document in the event the other Party fails to remedy a material breach within sixty (60) days of its receipt of written notice. In the event Seller terminates this TSA or any TSA Document for any reason, Seller shall provide Buyer, at Buyer’s expense, with commercially reasonable assistance to transfer or migrate any Services performed under the TSA or a TSA document to a third party

9.3           Survival. Any terms of this TSA which by their nature extend beyond its expiration or termination remain in effect until fulfilled and apply to respective successors and assignees.

9.4           Termination upon Expiration. The term of this TSA shall continue until the earlier of (i) all of the outstanding SDAs either expire or are terminated, and (ii) the 2nd anniversary of the Effective Date. On the occurrence of such expirations and/or terminations, this TSA shall automatically terminate without further notice. Notwithstanding anything to the contrary, in no event shall any Services or SDAs be extended to a date past the second (2nd) anniversary of the Effective Date.

Article X      Compliance with Law

Each Party is responsible for complying with Laws applicable to its business, such as data protection Laws and import, export and economic sanction Laws, including those of the United States that prohibit or restrict the export, re-export, or transfer of products, technology, services or data, directly or indirectly, to or for certain countries, end uses or end users. If any provision of this TSA or any TSA Document is invalid or unenforceable, the remaining provisions remain in full force and effect. The United Nations Convention on Contracts for the International Sale of Goods does not apply to transactions under this TSA.

Article XI      Data Processing

If, and to the extent, the European General Data Protection Regulation (EU/2016/679) (GDPR); or any other data protection laws identified at http://ibm.com/dpa/dpl apply to personal data processed by Seller under an SDA, Seller’s Data Processing Addendum at http://ibm.com/dpa and any applicable Data Processing Addendum exhibit(s) attached to this TSA will apply and prevail over any conflicting terms in this TSA or the TSA Documents.

Seller and its Affiliates, and their contractors and subprocessors, may, in connection with the performance of this TSA or any TSA Document wherever they do business, store and otherwise process business contact information (“BCI”) of Buyer, its personnel and authorized users, for example, name, business telephone, address, email and user IDs, for business dealings with them. Where notice to or consent by the individuals is required for such processing, Buyer will notify and obtain such consent.

The Seller Privacy Statement at https://www.ibm.com/privacy provides additional details with respect to BCI.

Article XII      General

12.1         Trademarks. Neither Party grants the other the right to use its trademarks, trade names, or other designations in any promotion or publication without prior written consent.

12.2         Confidential Information. The exchange of any confidential information pursuant to this TSA will be governed by the Agreement for the Exchange of Confidential Information effective as of November 3, 2021, by and between Seller and Buyer.

12.3         Dispute Resolution. In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this TSA or otherwise arising out of or related to this TSA or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall give written notice of the Dispute (a “Dispute Notice”), and the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided, further, that in the event of any arbitration in accordance with Section 12.13 hereof, (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this TSA relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such Arbitration has been resolved. As used in this Section 12.3, “Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal; and “Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.

12.4         No Third Party Beneficiaries, Statute of Limitations. No right or cause of action for any third party is created by this TSA or any transaction hereunder. Neither Party will bring a legal action arising out of or related to this TSA more than two years after the cause of action arose.

12.5         Assignment. Neither Party may assign this TSA, in whole or in part, without the prior written consent of the other; any attempt to assign without consent is void. Notwithstanding the foregoing, assignment of Seller’s rights to receive payments or assignment by Seller in conjunction with the sale of the portion of Seller’s business that provides Services or Deliverables under this TSA or the TSA Documents is not restricted.

12.6         Independent Contractors. Each Party is an independent contractor, and each Party is responsible for the supervision, direction and control of its respective personnel.

12.7         No Agency. Neither Party may represent or act on behalf of the other, unless otherwise agreed to in writing.

12.8         Waivers. An effective waiver under this TSA must be in writing and signed by the Party waiving its right. A waiver by either Party of any instance of the other Party’s noncompliance with any obligation or responsibility under this TSA will not be deemed a waiver of subsequent instances.

12.9         Approvals. Where approval, acceptance, consent or similar action by either Party is required under this TSA, such action will not be unreasonably delayed or withheld.

12.10       Third Parties. Buyer shall cooperate with Seller in the process to procure rights from third parties necessary for Seller to provide the Services, such as rights to use third party software for the benefit of Buyer. This cooperation may include entering into separate agreements with the third parties. Buyer shall be responsible for any fees payable to these third parties. Seller shall provide Buyer advance notice of any such fees, which shall then be invoiced under the applicable SDA(s). For the avoidance of doubt, the rights listed in and related to this Section 12.10 are solely related to Seller performing the Services.

12.11       Force Majeure. Neither Party is responsible or liable for failure to fulfill any obligations for thirty (30) days due to war, fire, explosion, flood, strike, epidemics, pandemics and other public health conditions (including COVID-19), act of governmental authority, act of God, act of terror or other similar event beyond the reasonable control of such Party (each a “force majeure event”), provided the affected Party (a) promptly and timely notifies the other Party stating the date and extent of such failure or delay and the cause thereof and continues to use commercially reasonable efforts to perform notwithstanding the force majeure event and (b) will promptly begin performing its obligations on cessation of such force majeure event; provided, however, that until the force majeure event has been cured and the affected Services have been restored to the levels required by this TSA, Seller shall pro-rate the fees to account for the period of time during which a reduced level of Services were provided.

12.12       Cooperation. Without limiting any obligation expressly set forth in this TSA or a TSA Document, Seller and Buyer each hereby agrees to reasonably co-operate in good faith with one another to make effective the transactions contemplated by this TSA and the TSA Documents.

12.13       [Intentionally Left Blank]

12.14       Governing Law. All matters arising from or relating in any manner to the subject matter of this TSA shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the Laws of the State of New York applicable to agreements executed, delivered, and performed within such State, without regard to the principles of conflicts of laws thereof.

12.15       Binding Arbitration. If any Disputes have not been resolved for any reason after the Negotiation Period set forth in Section 12.3, then to the fullest extent permitted by applicable law such Dispute may be submitted by either Party to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)            The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b)            The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c)            For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (Including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d)            Without derogating from Section 12.15(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator.

(e)            The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this TSA, including temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this TSA, nor any right or power to award punitive, exemplary, enhanced or treble damages.

(f)            The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)            Arbitration under this Section 12.15 shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party.

(h)            The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 12.15 (h) (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

(i)            Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this TSA during the course of dispute resolution pursuant to Section 12.03 with respect to all matters not subject to such dispute resolution.

12.16            Notices. Any notice required or permitted under this TSA shall be in writing sent to the following representatives:

(a)            if to Seller, to:

International Business Machines Corporation
P.O. Box 41, North Harbour

Portsmouth

Hampshire, PO6 3AU

United Kingdom

Attention: Jason Hughes

with a copy (which shall not constitute notice) to:

International Business Machines Corporation

75 Binney Street

Cambridge, MA 02412

Attention: Peter Anderson

(b)            if to Buyer, to:

Kyndryl UK Limited

PO Box 41

Western Road, North Harbour

Portsmouth

Hampshire, PO6 3AU

United Kingdom

Attention: Amanda Brumpton, Kyndryl Operations Executive

With a copy (which shall not constitute notice) to:

Kyndryl, Inc.

One Vanderbilt Avenue

15th Floor

New York, NY. 10017

Attention: Thomas P. Hagen, Associate General Counsel

Each Party shall promptly notify the other if its representative changes. Notices will be effective upon receipt as demonstrated by reliable confirmation. The Parties consent to the use of electronic means and facsimile transmissions to send and receive communications and notices in connection with the business relationship arising out of this TSA, and such communications are acceptable as a signed writing.

12.17            Counterparts. Each Party accepts the terms of this TSA and the TSA Documents referenced in Section 2.3 by signing the TSA (including by digital or other electronic means) in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this TSA made by reliable means (for example, photocopy or facsimile) is considered an original.

12.18            Entire Agreement. This TSA and the TSA Documents contain the entire agreement and understanding between the Parties thereto with respect to the subject matter thereof and supersede all prior agreements and understandings relating to such subject matter.

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IN WITNESS WHEREOF, the Parties have caused this TSA to be executed by their duly authorized signatories as of the Effective Date.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By	/s/ Frank Sedlarcik
Authorized signature

Name:	Frank Sedlarcik

Title:	Vice President, Assistant General Counsel and Secretary

IN WITNESS WHEREOF, the Parties have caused this TSA to be executed by their duly authorized signatories as of the Effective Date.

KYNDRYL, INC.

By	/s/ Simon Beaumont
Authorized signature

Name:	Simon Beaumont

Title:	President